EXHIBIT 10.12

Execution Version

Date: 2 April 2014

PT Hoegh LNG Lampung

Höegh LNG AS

Technical information and services agreement

Technical information and services agreement dated 2 April 2014

Between

PT Hoegh LNG Lampung, a limited liability company duly established and existing under the laws of the Republic of Indonesia and having its registered office at Jl Jenderal Sudirman Kav 1, Jakarta 10220, Indonesia (“PT Hoegh”)

Höegh LNG AS, a limited liability company duly established and existing in Norway with its place of business at Drammensveien 134, 0277 Oslo, Norway (“HLNG AS”)

Recitals

A.	PT Hoegh intends to engage HLNG AS to perform the Services.

B.	HLNG AS intends to provide to PT Hoegh the Technical Information and a licence to use the Licensed Rights for the Purpose.

Operative provisions

1.	Definitions and interpretation

1.1.	Definitions

“Affiliate” means, in relation to any person (the “first-mentioned person”), any other person that directly or indirectly, via any number of intermediaries, is Controlled by, under common Control with, or Controls the first-mentioned person.

“Confidential Information” means the terms of this agreement and all other documents and agreements contemplated thereby (including the Technical Information), together with any and all data, reports, records, correspondence, notes, compilations, studies and other information relating to or in any way connected with this agreement, and all other documents and agreements contemplated thereby, that are disclosed directly or indirectly by or on behalf of the disclosing party or any of its representatives to the receiving party or any of its representatives, whether such information is disclosed orally or in writing.

“Consequential Loss” means all loss of production, loss of profit, loss of income, loss of goodwill, loss of business, loss of anticipated saving, and any special, indirect or consequential damage or loss.

“Control” means in respect of any person, the ability (directly or indirectly) to direct that person’s affairs and/or control the composition of its board of directors or equivalent body, including by means of:

(a)	the ownership or control (directly or indirectly) of more than 50% of the voting share capital of that person; or

(b)	the ability to direct the casting of more than 50% of the votes exercisable at general meetings of that person on all, or substantially all, matters; or

(c)	the right to appoint or remove directors of the relevant person holding a majority of the voting rights at meetings of the board (or equivalent body) of that person on all, or substantially all, matters, and “Controls” and “Controlled” shall be construed accordingly.

“Force Majeure” means, in respect of a party, any event or circumstance beyond its reasonable control and which it could not by the exercise of reasonable diligence avoid or mitigate.

“FSRU” means the floating storage regasification unit to be delivered under the LOM.

“Good Industry Practice” means, with respect to an undertaking, those practices, methods and acts engaged in or approved, and that degree of diligence, prudence, and foresight reasonably and ordinarily exercised, by safe, efficient, skilled and experienced persons engaged in the same type of undertaking and under the same or similar circumstances and conditions.

“HLNG AS’s Group” means HLNG AS and any of its officers, directors, employees, agents, representatives, advisors and contractors.

“Improvement” has the meaning given to that expression in Clause 2(b).

“Insolvency Event” means, in respect of a party:

(a)	any arrangement or composition with or for the benefit of creditors being proposed or entered into by or in relation to the party in question or any application for an interim order (including an interim administration order) or moratorium being made;

(b)	a liquidator, provisional liquidator, receiver, administrator, administrative receiver or person with similar powers taking possession of or being appointed over, or any distress, attachment, sequestration, execution or other process being levied or enforced (and not being discharged within 14 days) upon the whole or any part of the assets of the party in question;

(c)	the party in question ceasing or threatening to cease to carry on business, or admitting in writing its inability to pay or being or becoming unable to pay its debts within the meaning of Section 123 of the Insolvency Act 1986 (without the need to prove any fact or matter to the satisfaction of the court) or suspending or threatening to suspend payment with respect to all or any class of its debts or becoming insolvent or commencing negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness;

(d)	a petition being presented and (other than, in the case of an administration petition, any frivolous or vexatious petition or any petition which is actively defended) not being dismissed within 14 days of presentation or a meeting being convened for the purpose of considering a resolution for the winding up or dissolution of the party in question;

(e)	the enforcement of a security interest (including the holder of a qualifying floating charge appointing an administrator or filing a notice of appointment with the court) over any assets of the party in question;

(f)	to the extent that such an act is not specified in paragraphs (a) to (e) (inclusive) above, any legal process or proceeding which is instituted in relation to the party in question in connection with the insolvency of that party or the inability of that party to pay its debts as they fall due, provided that such process or proceeding is of equivalent or greater seriousness to the acts of insolvency so specified in the said paragraphs (a) to (e); or

(g)	the party in question suffering any event analogous to any of the foregoing in any jurisdiction to which the party in question is resident or subject to.

“Lease Period” has the meaning given to that expression in the LOM.

“Licence” has the meaning given to that expression in Clause 2(a).

“Licensed Rights” means the intellectual property rights specified in Schedule 1.

“LOM” means the amended and restated lease, operation and maintenance agreement dated 17 October 2012, originally between Hoegh LNG Ltd and PT Perusahaan Gas Negara (Persero) Tbk, as novated by an agreement dated 18 September 2013 from Hoegh LNG Ltd to PT Hoegh, and as novated by an agreement dated 21 February 2014 from PT Perusahaan Gas Negara (Persero) Tbk to PT PGN LNG Indonesia.

“Loss” means all claims, liabilities, losses, damages, deficiencies, assessments, judgments, fines, penalties, proceedings, actions, suits, demands, out-of-pocket costs, expenses and disbursements of any kind.

“Margin” has the meaning given to that expression in Schedule 2.

“Monthly Licence Fee” has the meaning given to that expression in Schedule 2.

“Monthly Service Fee” has the meaning given to that expression in Schedule 2.

“Mooring” means the tower yoke mooring system to be installed under the LOM.

“Personnel” means, in relation to a party (or any of its Affiliates), its officers, directors and employees (and any person it hires as a consultant or agency personnel), agents, representatives, accountants, consultants, attorneys and advisors.

“PT Hoegh’s Group” means PT Hoegh any of its officers, directors, employees, agents, representatives, advisors and contractors (excluding HLNG AS).

“Purpose” means the operation and maintenance of the FSRU and Mooring during the Lease Period.

“Services” means the services set out in Schedule 1.

“Start Date” means the date that PT Hoegh takes delivery of the FSRU under its shipbuilding contract with Hyundai Heavy Industries Co., Ltd.

“Technical Information” means the technical information set out in Schedule 1.

“Term” means the period starting with the Start Date and ending with the earlier of termination of this agreement and the end of the Lease Period.

1.2.	Interpretation

(a)	In this agreement, except where the context requires otherwise, reference to:

(i)	any gender includes reference to all genders; and to the singular includes reference to the plural and vice versa;

(ii)	“writing” includes writing in faxes but not email; and cognate terms shall be construed accordingly;

(iii)	a “Recital”, “Clause” or “Schedule” is to the relevant recital, clause or schedule of or to this agreement (unless otherwise specified); and any reference to a Clause shall include reference to all sub-clauses, paragraphs and sub-paragraphs contained therein;

(iv)	times and dates shall be construed by reference to the Gregorian calendar; and references to time in this agreement shall be references to the time in Jakarta, Indonesia, unless otherwise specified;

(v)	“including” means “including, without limitation,” and cognate terms shall be construed accordingly; and the ejusdem generis rule of construction shall not apply to this agreement and general words shall not be given a restrictive meaning by reason of their being preceded or followed by words indicating a particular class or examples of acts, matters or things;

(vi)	this agreement or any other agreement or document includes reference to such agreement or document as varied, substituted, novated or assigned;

(vii)	this agreement includes the Schedules;

(viii)	a “person” includes a natural person, corporate or unincorporated body (whether or not having separate legal personality);

(ix)	“US dollar” or “US$” means the lawful currency of the United States of America; and

(x)	an English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than England, be deemed to include a reference to what most nearly approximates to the English legal term in that jurisdiction.

(b)	Clause headings in this agreement shall not be taken into consideration in the interpretation of this agreement.

(c)	Expressions in this agreement appropriate to director, officers, documents or organs of companies, when used in relation to any person of a type other than a company, shall be construed as references to the most nearly corresponding persons, officers, documents or organs (as the case may be) appropriate to persons of that type.

(d)	No provision of this agreement shall be interpreted or construed against a party because that party or its legal representative drafted the provision.

2.	Licensed Rights and Technical Information

(a)	HLNG AS grants to PT Hoegh a non-transferrable, non-exclusive licence for the Term to use the Licensed Rights and Improvements for the Purpose (the “Licence”), and shall provide the Technical Information to PT Hoegh, in consideration for the Monthly Licence Fee.

(b)	All right, title and interest in and to any modification, improvement or enhancement of the Licensed Rights or the Technical Information (an “Improvement”) created by PT Hoegh’s Group or HLNG AS’s Group during the Term shall vest in HLNG AS upon its creation.

(c)	PT Hoegh shall notify HLNG AS of any Improvement promptly after becoming aware of it and shall ensure that it and any necessary third party promptly executes and delivers such documents and performs such acts as may be reasonably required to give full effect to this Clause 2.

(d)	PT Hoegh shall not use, copy or disclose the Technical Information for any purpose other than the Purpose and, except as permitted under Clause 9(c), PT Hoegh shall not assign, transfer or sub-licence its rights under the Licence to any third party without HLNG AS’s prior written consent.

(e)	PT Hoegh shall notify HLNG AS immediately if PT Hoegh becomes aware of any unauthorised use of the whole or any part of the Licensed Rights, Technical Information or Improvements by any third party.

3.	Services

(a)	HLNG AS shall perform (and PT Hoegh hereby authorises HLNG AS to perform) the Services for the Term in consideration for the Monthly Service Fee.

(b)	HLNG AS shall perform the Services with reasonable skill and care and in accordance with Good Industry Practices.

4.	Payment

(a)	The parties shall comply with Schedule 2.

(b)	Without affecting any other right or remedy available to it, HLNG AS may suspend its performance of this agreement while amounts due and payable to HLNG AS under this agreement remain unpaid.

5.	Limitation of liability

(a)	PT Hoegh hereby ratifies and confirms whatever HLNG AS shall do or purport to do properly and lawfully on its behalf under or pursuant to this agreement.

(b)	No member of HLNG AS’s Group shall be liable to PT Hoegh, whether in contract, tort (including negligence) or restitution, or for breach of statutory duty or misrepresentation, or otherwise, arising out of or in connection with this agreement, for:

(i)	any Consequential Loss suffered by PT Hoegh;

(ii)	any Loss suffered by PT Hoegh under or in connection with the LOM or any other agreement with a third party; or

(iii)	in respect of any calendar year falling in the Term, an aggregate amount exceeding the Margin in that calendar year.

(c)	PT Hoegh indemnifies HLNG AS’s Group (and shall keep HLNG AS’s Group indemnified) against any Loss arising out of or in connection with this agreement (whether in contract, tort (including negligence) or restitution, or for breach of statutory duty or misrepresentation, or otherwise) in connection with:

(i)	personal injury to or sickness, disease or death of any member of PT Hoegh’s Group; or

(ii)	loss of, recovery of, or damage to any property owned, hired or under the custody of any member of PT Hoegh’s Group.

(d)	HLNG AS indemnifies PT Hoegh’s Group (and shall keep PT Hoegh’s Group indemnified) against any Loss arising out of or in connection with this agreement (whether in contract, tort (including negligence) or restitution, or for breach of statutory duty or misrepresentation, or otherwise) in connection with:

(i)	personal injury to or sickness, disease or death of any member of HLNG AS’s Group; or

(ii)	loss of, recovery of, or damage to any property owned, hired or under the custody of any member of HLNG AS’s Group (which property shall not include the FSRU or the Mooring).

(e)	Except as expressly set out in this agreement, all warranties, conditions and other terms implied by statute or law are hereby to the fullest extent permitted by law excluded from the agreement.

(f)	This Clause 5 survives termination or expiry of this agreement.

6.	Termination

(a)	A party (the “Defaulting Party”) shall be in “Default” if it:

(i)	fails to pay any amount due under this agreement when payable and such amount remains unpaid after the 14th day after being notified of such failure;

(ii)	commits a material breach of this agreement that remains unremedied after the 30th day after being notified of such breach; or

(iii)	suffers an Insolvency Event,

and the innocent party may terminate this agreement with effect from the 30th day after notifying the Defaulting Party of any Default, while such Default continues.

(b)	Either party may terminate this agreement on giving not less than 30 days’ notice to the other party.

(c)	Any provision of this agreement expressed (or by implication is intended) to remain effective on or after termination or expiry of this agreement shall remain effective.

(d)	Termination or expiry of this agreement shall not affect any rights or obligations of the parties that accrue before that termination or expiry. For the purpose of termination contemplated in this agreement, the parties hereby expressly waive Article 1266 of the Indonesian Civil Code to the extent that a court pronouncement is required for the termination of this agreement.

7.	Force majeure

(a)	Subject to Clause 7(b), no party shall be liable for failure to perform an obligation under this agreement to the extent such failure results from Force Majeure.

(b)	Clause 7(a) shall not relieve either party of any obligation to make payment under this agreement.

(c)	A party whose performance under this agreement is affected by Force Majeure shall notify the other party thereof as soon as reasonably practicable after it occurs and, in any event, before the seventh day after such Force Majeure results in its failure to perform.

(d)	A party prevented from performing an obligation under this agreement by Force Majeure shall resume its performance as soon as reasonably practicable.

(e)	If Force Majeure prevents a party from performing its obligations under this agreement for a continuous period exceeding 30 days, either party may terminate this agreement by notifying the other party while that Force Majeure continues to prevent the relevant party’s performance.

8.	Confidentiality

(a)	Each party agrees to keep Confidential Information disclosed to it by the other strictly confidential, except that either party may disclose Confidential Information disclosed to it:

(i)	if it is already known to the public or becomes available to the public other than through the act or omission of the receiving party;

(ii)	to the extent it is required to be disclosed under law or the rules and regulations of any stock exchange of which its shares or the shares of any of its Affiliates are listed (provided that the receiving party shall give notice of such required disclosure to the disclosing party prior to the disclosure);

(iii)	in filings with a court or arbitral body in proceedings in which the Confidential Information is relevant and in discovery arising out of such proceedings;

(iv)	to any of the following persons to the extent necessary for the proper performance of that person’s duties or functions:

A.	an Affiliate of the receiving party;

B.	Personnel of the receiving party or its Affiliates;

C.	professional consultants, subcontractors and vendors retained by the receiving party, to the extent that they require such Confidential Information for the purposes of assisting the receiving party to perform its obligations under this agreement (as applicable); and

D.	financial institutions advising on, providing or considering the provision of financing to the receiving party or any Affiliate thereof,

provided that the receiving party shall exercise due diligence to ensure that no such person shall disclose Confidential Information to any unauthorised party or persons.

(b)	This Clause 8 survives termination or expiry of this agreement.

9.	Assignment

(a)	Except as provided in this Clause 9, no party shall assign, transfer, declare a trust in respect of, or in any way dispose of its rights, interests or obligations under this agreement (an “Assignment”) without obtaining the other party’s prior written consent (which consent shall not be unreasonably withheld or delayed).

(b)	Either party may make an Assignment of this agreement to its Affiliate upon notice to the other party.

(c)	Upon HLNG AS’s receipt of notice, PT Hoegh may make an Assignment to any person:

(i)	providing finance to PT Hoegh in respect of the FSRU or Mooring; or

(ii)	to the extent that person is assuming its rights or obligations under and in compliance with the LOM.

10.	Notices

(a)	Any notice or other communication required to be given under this agreement by either party to the other party shall be in writing and sent for the attention of the addressee, and to the address and facsimile number, of the other party specified below:

(i)	Notice to PT Hoegh:

Attention:	President Director

Address:	Jl Jenderal Sudirman Kav 1, Jakarta 10220, Indonesia

Facsimile:	+62 21 574 2181

(ii)	Notice to HLNG AS:

Attention:	VP Commercial Operations

Address:	Drammensveien 134, 0277 Oslo, Norway

Facsimile:	+47 97557401

or to such other addressee, address, or facsimile number as the other party may from time to time designate by notice in accordance with this Clause.

(b)	Any such notice or other communication shall be deemed to have been duly given or made as follows:

(i)	in the case of a letter, whether delivered in course of the post or by hand or by courier, at the date and time of its actual delivery if within normal business hours on a working day at the place of receipt, otherwise at the start of normal business on the next such working day;

(ii)	if sent by facsimile, when received or confirmed by sender confirmation, if received in a legible form during the recipient’s normal business hours on a working day at the place of receipt otherwise at the start of normal business on the next such working day.

11.	Governing law

This agreement is governed by English law.

12.	Arbitration

(a)	Any dispute arising out of or in connection with the agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration in Singapore in accordance with the Arbitration Rules of the Singapore International Arbitration Centre (“SIAC Rules”) for the time being in force, which rules are deemed to be incorporated by reference in this Clause.

(b)	The tribunal shall consist of three arbitrators.

(c)	The language of the arbitration shall be English.

13.	Miscellaneous

13.1.	Anti-corruption

(a)	Each party shall ensure that neither it, its Affiliates nor any Associated Persons of them shall do any of the following:

(i)	make, promise to make, or authorise the making of any payment, gift or transfer of anything of value, directly or indirectly, to any official or employee of any government of instrumentality of any government or to any political party or official thereof or any candidate of any political party for the purpose of influencing the action or inaction of such official, employee, political party or candidate; or

(ii)	otherwise take any action, or omit to take any action, that would cause the other party to be in violation of applicable laws prohibiting corrupt business practices, Indonesian anti-bribery laws, the Bribery Act 2010 or of the principles described in the Organisation for Economic Co-Operation and Development (OECD) Convention on Combating Bribery of Foreign Public Officials in International Business Transactions signed on 17 December 1997, and “Associated Person” means, in relation to a person (the “first-mentioned person”), any person (including an employee, agent or subsidiary) who performs services for or on the first-mentioned person’s behalf.

(b)	Breach of this clause 13.1 shall be a material breach of this agreement.

13.2.	Rights of third parties

Except under Clause 5, no person not a party to this agreement shall have any right to enforce any of its terms. No consent of any third party is required to amend, vary, waive, or terminate all or any part of this agreement.

13.3.	Partial invalidity

If, at any time, any provision of this agreement is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

13.4.	Remedies and waivers

No failure or delay by either party in exercising any right or remedy under this agreement shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this agreement are cumulative and not exclusive of any rights or remedies provided by law.

13.5.	Amendments

This agreement may only be amended by written instrument signed by both parties.

13.6.	Counterparts

This agreement may be executed in counterparts, and this has the same effect as if the signatures on each counterpart were on a single copy hereof.

13.7.	Entire agreement

(a)	This agreement constitutes the whole agreement between the parties and supersedes all previous agreements between the parties relating to its subject matter.

(b)	Each party acknowledges that, in entering into this agreement, it has not relied on, and shall have no right or remedy in respect of, any statement, representation, assurance or warranty (whether made negligently or innocently) other than as expressly set out in this agreement.

(c)	Nothing in this agreement shall limit or exclude any liability for fraud.

13.8.	Language

(a)	This agreement is executed in the English language. In compliance with Law No. 24 of 2009 regarding National Flag, Language, Emblem and Song (“Law 24/2009”), the parties agree to translate this agreement into the Indonesian language within 90 days as of the date of this agreement or any other date as agreed between the parties. The Indonesian language agreement shall have the date of this agreement as its effective date. Such Indonesian language version shall form an integral and inseparable part of the English version. In the event of inconsistencies or differences in interpretation between the English and Indonesian texts, the English version shall prevail and the relevant Indonesian version shall be deemed to be automatically amended to conform with and to make the relevant Indonesian text consistent with the relevant English text.

(b)	Furthermore, each party agrees it will not cite or invoke Law 24/2009 or any regulation issued thereunder, or claim that the fact this agreement was executed in the English language only, to:

(i)	defend its non-performance or breach of its obligations under this agreement; or

(ii)	allege that this agreement is against public policy or otherwise does not constitute its legal, valid and binding obligations, enforceable against it in accordance with its terms.

Schedule 1

1.	Licensed Rights

“Licensed Rights” comprise:

(a)	copyright in the Technical Information;

(b)	HLNG AS’s intellectual property rights in respect of the safety management system;

(c)	HLNG AS’s intellectual property rights in respect of the quality management system;

(d)	HLNG AS’s intellectual property rights in respect of the Optimoor and SIRE database.

2.	Technical Information

“Technical Information” means the know-how, experience, data and all other technical or commercial information relating to the design, construction, operation and maintenance of the FSRU and the Mooring.

3.	Services

“Services” comprise the following:

(a)	commercial support, including:

(i)	assisting in identifying suppliers, liaising with off-shore suppliers of goods and services (except in relation to any goods or services to be supplied under: (A) the master spare parts and supply agreement dated 2 April 2014 between the PT Hoegh and Hoegh LNG Asia Pte Ltd; or (B) the master maintenance agreement dated 2 April 2014 between PT Hoegh and Hoegh LNG Shipping Services Pte Ltd),

(ii)	assisting in identifying insurance providers;

(iii)	assistance in negotiations and reviewing contracts and insurance policies.]

(b)	[technical support and advice, including in relation to:

(i)	identification, assessment and resolution of technical issues;

(ii)	IT;

(iii)	health, safety and environment;

(iv)	maintaining, developing and improving QA system to ensure compliance with relevant mandatory international rules and regulations/standards;]

(c)	financial and cash management support; including budgeting, reporting and preparation of annual audited reports;

(d)	in-house legal support;

(e)	general administrative and back-office support;

(f)	research and development; and

(g)	training for employees.

Schedule 2

1.	Definitions

“Actual Cost” means all documented and verifiable costs (in US dollars) (including fees paid to consultants, managerial travel expenses, accounting, legal costs, information technology services, communication, administration and overhead costs) incurred by HLNG AS in connection with the performance of the Services for each calendar year falling in the Term.

“Cost Estimate” means, in respect of a calendar year, HLNG AS’s estimate of the Actual Costs that it will incur in performing the Services in that calendar year.

“Margin” means the amount equal to the product of the Actual Cost multiplied by five per cent.

“Monthly Licence Fee” means the amount (in US dollars) determined by the following equation:

where:

MLFt	is the Monthly Licence Fee for each calendar month falling in the calendar year t.

a	is USD 350,400.00.

r	is 0.03.

t	is the integral number of the calendar year in the sequence of calendar years falling in the Term.

“Monthly Service Fee” means the amount (in US dollars) determined by the following equation:

where:

MSFi	is the Monthly Service Fee for calendar month i, falling in the calendar year t.

ni	is the number of days of calendar month i which fall in the Term.

yt	is the number of days in calendar year t which fall in the Term.

CEt	is the Cost Estimate for the calendar year t.

x	is 0.05.

2.	Payment

(a)	HLNG AS shall notify PT Hoegh of the Cost Estimate for:

(i)	the first calendar year of the Term, before the 14th day after the Start Date; and

(ii)	each subsequent calendar year during of the Term, before the 30th day before that calendar year starts.

(b)	If HLNG AS notifies PT Hoegh that it reasonably anticipates its Actual Costs to exceed its Cost Estimate by five per cent or more, the Cost Estimate shall be adjusted to be HLNG AS’s revised estimate of its Actual Costs with effect from the calendar month after HLNG AS’s notice.

(c)	PT Hoegh shall pay HLNG AS:

(i)	the Monthly Licence Fee and Monthly Service Fee for the first calendar month of the Term by the 14th day after the Start Date;

(ii)	the Monthly Licence Fee and Monthly Service Fee for each calendar month thereafter, by the 14th day before that calendar month starts.

3.	Taxes

(a)	All amounts payable under this agreement are exclusive of any and all taxes, levies, duties, fees, withholdings, imposts or other charges of whatsoever nature imposed by a governmental authority (including any penalties, fines or interest) (“Taxes”).

(b)	If applicable laws require PT Hoegh to deduct or withhold Taxes from amounts payable to HLNG AS under this agreement, or HLNG AS is required to pay Taxes in respect of payments under this agreement, PT Hoegh shall gross-up such payment so that the net sum HLNG AS receives is equal to the full amount it would have received had there been no withholding or deduction for, or requirement for HLNG AS to pay, Taxes (other than Taxes on HLNG AS’s net income).

4.	Reconciliation

(a)	HLNG AS shall keep true and correct accounts in respect of the Services, including records of all Actual Costs.

(b)	Before the 30th day after the end of each calendar year during which Monthly Service Fees were payable under this agreement, HLNG AS shall notify PT Hoegh of its Actual Costs and the Margin for the preceding calendar year.

(c)	In respect of a calendar year during the Term:

(i)	if the aggregate of the Actual Costs and the Margin notified under section 4(b) of this Schedule 2 (“Actual Amount”) exceeds the aggregate of the Monthly Service Fees paid under this agreement for that calendar year, PT Hoegh shall pay HLNG AS such excess; or

(ii)	if the aggregate of the Monthly Service Fees paid under this agreement for that calendar year exceeds the Actual Amount, HLNG AS shall pay PT Hoegh such excess,

before the 14th day after HLNG AS’s notice under section 4(b) of this Schedule 2.

(d)	This section 4 of Schedule 2 survives termination or expiry of the agreement.

Executed as an agreement

Signed for and on behalf of PT Hoegh LNG Lampung

/s/ PARTHSARTHI JINDAL
Signature

Parthsarthi Jindal
Attorney-In-Fact
Name and position

02/04/2014
Date

Signed for and on behalf of Höegh LNG AS

/s/ SVEINUNG STØHLE
Signature

Sveinung Støhle
Director & CEO
Name and position

02/04/2014
Date